Prospectus Supplement filed under Rule 424(b)(3)
                                   in connection with Registration No. 333-30212



                   PROSPECTUS SUPPLEMENT DATED AUGUST 31, 2000
                    (To Prospectus Dated February 28, 2000)

                          INTELECT COMMUNICATIONS, INC.

               20,392,227 shares of Common Stock, par value $0.01



      This Prospectus Supplement supplements information contained in that certain Prospectus, dated February 28, 2000, as amended or supplemented (the "Prospectus"), relating to the offer and sale by certain Selling Stockholders of up to 20,392,227 shares of common stock, par value $0.01 per share (the "Common Stock"), of Intelect Communications, Inc. (the "Company"). This Prospectus Supplement reflects the transfer of a warrant to purchase 95,000 shares of Common Stock from Montrose Investments Ltd. ("Montrose") to HBK Master Fund Ltd. ("HBK") effective as of the date hereof, which represents all of the remaining shares covered by the Prospectus for Montrose. Accordingly, information contained in the Prospectus under the caption "Selling Stockholders" is amended to reflect the addition of HBK. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table, as it applies to the listed stockholder amends and supplements the information set forth in the Prospectus under the caption "Selling Stockholders" only with respect to such listed Selling Stockholder.

                                Number of Shares                       Number of Shares
                                 of Common Stock                        of Common Stock
                               Beneficially Owned   Number of Shares     Beneficially
                                as of August 31,    of Common Stock       Owned After
Name of Selling Stockholder         2000 (1)         Offered Hereby        Offering
---------------------------------------------------------------------------------------
HBK Master Fund Ltd.                 95,000              95,000                0
---------------------------------------------------------------------------------------

      (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of August 31, 2000 through the conversion or exercise of any security or other right.


              This Prospectus Supplement is dated August 31, 2000.